EXHIBIT (d)(2)

CONFIDENTIALITY AGREEMENT

January 12, 2005

Richard W. Schwartz
President and Chief Executive Officer
WinWholesale
3110 Kettering Blvd.
Dayton, OH 45439

Dear Mr. Schwartz,

      You have expressed an interest in a possible negotiated transaction involving Noland Company, a Virginia corporation, and its subsidiaries (collectively, the “Company”). In connection with your analysis of a possible negotiated transaction with the Company (the “Transaction”), you have requested certain information concerning the Company. All such information furnished (whether furnished before or after the date hereof and whether furnished in writing, orally, visually, electronically or otherwise) by the Company or its directors, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the “Company Representatives”) to you or your directors, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, your “Representatives”) and all analyses, notes, summaries, compilations, forecasts and other studies or other documents prepared by you or your Representatives in connection with your or their review of the Company which contain or reflect such information is hereinafter referred to as the “Information.” The term “Information” will not, however, include information which (i) at the time of disclosure or thereafter is generally available to, and known by, the public (other than as a result of a disclosure directly or indirectly by either party or their respective Representatives in violation of this Confidentiality Agreement), (ii) at the time of disclosure was available on a non-confidential basis from a source other than the Company or Company Representatives, provided that such source is not and was not bound by a confidentiality agreement with the Company or (iii) was known by you prior to receiving the Information from the Company as can be shown by you by means of contemporaneous documentation.

      Accordingly, you hereby acknowledge and agree that:

      1. The Information was developed through substantial expenditures of time, effort and money and constitutes valuable, proprietary and unique property of the Company. You specifically acknowledge that (i) the Information derives independent economic value from not being readily known to, or as ascertainable by, proper means by others persons who can obtain economic value from its disclosure or use, (ii) reasonable efforts have been made by the Company to maintain the secrecy of the Information, (iii) the Information is the sole property of the Company and (iv) any use of the Information by you or your Representatives or any use or retention of the Information by you or your Representatives after the Company requests the return or destruction of the Information in accordance with Paragraph 4 below shall constitute a misappropriation of the Company’s trade secrets.

      2. You recognize and agree that the Information will be furnished to you in reliance upon your undertakings made herein. You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law and only after compliance with Paragraph 3 below), disclose any Information, and (ii) will not use any Information in any way detrimental to the Company or its shareholders or for any purpose other than in connection with your consideration of the Transaction; provided however, that you may reveal the Information to your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who agree to be bound by the terms of this Confidentiality Agreement. You will cause your Representatives to observe the terms of this Confidentiality Agreement, and you will be responsible for any breach of this Confidentiality Agreement by any of your Representatives.

      3. In the event that you or any of your Representatives are required by applicable law to disclose any of the Information, you will notify the Company promptly in writing of such requirement so that it may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Confidentiality Agreement. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this Confidentiality Agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise your best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

      4. If you determine not to proceed with the Transaction, you will promptly inform the Company of that decision in writing and, in that case, and at any time upon the request of the Company, you will either (i) promptly destroy all originals, copies, extracts or other reproductions, in whole or in part, of such written material Information, in your or your Representatives’ possession and certify in writing as to such destruction upon the request of the Company, or (ii) promptly deliver to the Company, at your own expense, all originals, copies, extracts or other reproductions, in whole or in part, of such written material Information in your or your Representatives’ possession. Any oral or otherwise intangible Information will continue to be subject to the terms of this Confidentiality Agreement.

      5. You acknowledge that neither the Company, nor the Company Representatives, nor any of its or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), makes any express or implied representation or warranty as to the accuracy or completeness of the Information. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained herein. You agree that neither the Company nor the Company Representative shall have any liability to you or any of your Representatives resulting from the use or contents of the Information, including any errors therein or omissions therefrom, or any action taken or any inaction occurring in reliance on the information.

      6. Unless and until a definitive agreement has been executed and delivered by each party thereto, there will not be any legal obligation whatsoever with respect to this Transaction by virtue of this Confidentiality Agreement or any other written or oral expression with respect to this Transaction except, in the case of this Confidentiality Agreement, for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you with regard to a possible Transaction with the Company and to terminate discussions and negotiations with you at any time and, in conjunction therewith, demand the return or destruction of the Information by you and your Representatives in accordance with Section 4 herein. You further understand that the Company shall be free to establish and change any process or procedure with respect to a possible Transaction as the Company, in its sole discretion, shall determine (including, without limitation, negotiating with any other interested party and entering into a definitive agreement with any other party without prior notice to you or any other person).

      7. Neither you nor any of your Representatives will, without the prior written consent of the Company, disclose to any other person (including, without limitation, any person who has signed a confidentiality or nondisclosure agreement with the Company or may otherwise be considering a possible transaction with the Company) the fact that you and the Company may be considering the Transaction or that any investigations, discussions or negotiations are taking place concerning the possible Transaction, or that you have requested or received Information from the Company or any Company Representative, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof. Without the prior written consent of the Company, you and your Representatives will not initiate or maintain contact concerning a possible Transaction with any customer, supplier, vendor, contractor, contract manufacturer, distributor or logistics provider of the Company or any lessor or owner of real property used by the Company.

      8. Neither you nor your Representatives will initiate or maintain contact with any of the Company or its directors, officers, employees or affiliates regarding the business, operations, prospects or finances of the business of the Company, except with the express written permission of the Company. Notwithstanding the foregoing, the Company recognizes that you may have many employees, and employees of affiliates who do not and will not have knowledge of the potential Transaction, and such employees, contractors and affiliates may initiate or maintain contact with the Company or any of its directors, officers, employees or affiliates regarding general business and industry matters and such contacts shall not constitute a violation of this Section 8. You will submit all (i) communications regarding the possible Transaction; (ii) requests for additional information; (iii) requests for facility tours or management meetings; and (iv) questions regarding procedures only to persons specifically designated by the Company for that purpose.

      9. The Information is being furnished to you in consideration of your agreement that, for a period of one (1) year from the date hereof, neither you nor any of your affiliates (as defined in Rule 12b-2 under the Exchange Act) will (and neither you nor your affiliates will assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Board of Directors of the Company:

      (i) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in

Rule 13d-3 under the Exchange Act) of any material portion of the assets or businesses of the Company or any securities issued by the Company outside of the ordinary course of business, or any rights or options to acquire such ownership (including from a third party), or make any public announcement (or request permission to make any such announcement) with respect to any of the foregoing;

      (ii) propose or enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its affiliates;

      (iii) seek or propose to influence or control the management or the policies of the Company or to obtain representation on the Company’s Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of the Company, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing;

      (iv) form, join or enter into a group (within the meaning of Section 13(d)(4) of the Exchange Act) with respect to any voting securities of the Company; or

      (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise advise, assist or encourage any other persons in connection with any of the foregoing.

      You also agree during such period not to (x) request the Company (or the Company Representatives), directly or indirectly, to amend or waive any provision of this Section 9 (including this sentence), (y) take any action which might require the Company or any of its affiliates to make a public announcement regarding this Confidentiality Agreement or the possibility of the Transaction or (z) communicate with any of the Company’s shareholders regarding the subject of this Confidentiality Agreement. Notwithstanding anything to the contrary set forth in this Confidentiality Agreement, the provisions of this Section 9 shall not prevent either party’s financial advisors from engaging in ordinary brokerage transactions in the ordinary course of their business as presently conducted.

      10. You agree, for a period of one (1) year from the date of this Confidentiality Agreement, you will not solicit for employment or hire (i) any officer or key member of corporate management set forth on page 23 of the Company’s 2003 Annual Report, or (ii) any other person employed by the Company and introduced to you in connection with the negotiation of the Transaction; provided, however, that the foregoing provision will not prevent you from employing any such person who contacts you on his or her own initiative or whose employment was terminated by the Company prior to any such solicitation.

      11. You acknowledge that remedies at law may be inadequate to protect the Company against any actual or threatened breach of this Confidentiality Agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of injunctive relief in its favor without proof of actual damages. You hereby covenant and agree to cooperate with the Company in obtaining injunctive relief if so requested by the Company. In the event of litigation relating to this

Confidentiality Agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this Confidentiality Agreement has been breached by you or by your Representatives, then you will reimburse the Company for its reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

      12. It is understood and agreed that the Company shall be entitled to enforce the terms of this Confidentiality Agreement and that all rights hereunder shall inure to the benefit of the Company and its assigns. You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power or privilege hereunder.

      13. If any condition set forth in this Confidentiality Agreement is not enforceable, in whole or in part, the remaining conditions set forth in this Confidentiality Agreement shall nonetheless remain enforceable. Any condition not enforceable in part shall be enforced to the extent valid and enforceable.

      14. This Confidentiality Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its conflict of laws principles or rules.

      15. This Confidentiality Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole in part, by you without the express written consent of the Company.

      16. This Confidentiality Agreement may be executed simultaneously in any number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      17. Except as otherwise provided herein, the parties may amend, modify or supplement this Confidentiality Agreement at any time, but only in a writing duly executed by each of the parties to this Confidentiality Agreement.

[SIGNATURE PAGE FOLLOWS]

      Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Confidentiality Agreement enclosed herewith.

Very truly yours, NOLAND COMPANY
By:	/s/ ARTHUR P. HENDERSON, JR.
	Name:	Arthur P. Henderson, Jr.
	Title:	Vice President - Finance

AGREED AND ACKNOWLEDGED
TO AS OF THE DATE FIRST SET FORTH ABOVE:

WINWHOLESALE

By:	/s/ RICHARD W. SCHWARTZ
	Name:	Richard W. Schwartz
	Title:	President and Chief Executive Officer